1.	Proxy Voting and Corporate Actions

Under Rule 206(4)-6 of the Advisers Act, it is a fraudulent, deceptive or manipulative course of business for an investment adviser to exercise voting authority with respect to client securities, unless the adviser has adopted and implemented written policies and procedures that are reasonably designed to ensure that the adviser votes proxies in the best interests of its clients. Under the Rule, the adviser must also disclose its proxy voting policies and procedures to clients and provide them to clients upon request. In addition, the adviser must also provide clients with information on how the adviser voted the proxies on their securities, upon request.

Meketa’s authority to vote proxies for its clients is established through the delegation of discretionary authority under its investment advisory contracts. These policies and procedures are designed to satisfy Meketa’s duties of care and loyalty to its clients with respect to monitoring corporate events and exercising proxy authority in the best interests of such clients. The policies and procedures seek to address potential complexities which may arise in cases where Meketa’s interest conflicts or appears to conflict with the interests of its clients and to communicate with clients the methods and rationale whereby Meketa exercises proxy voting authority.

Meketa will reach its voting decisions independently, after appropriate investigation. It does not generally intend to delegate its decision making or to rely on the recommendations of any third party, although it may take such recommendations into consideration. Meketa may consult with such other experts, such as CPA’s, investment bankers, attorneys, etc., as it regards necessary to help it reach informed decisions.

Meketa may determine not to vote a proxy if: (1) the effect on the applicable client’s economic interests or the value of the portfolio holding is insignificant in relation to its portfolio; (2) the cost of voting the proxy outweighs the possible benefit to the applicable client, including without limitation situations where a jurisdiction imposes share blocking restrictions which may affect the ability to effect transactions in the related securities; or (3) Meketa otherwise has determined that it is consistent with its fiduciary obligations not to vote the proxy.

Meketa serves as the adviser to a closed end mutual fund under the Investment Company Act of 1940, as amended (the “1940 Act”). The fund does not typically invest in other mutual funds or exchange traded funds. The fund does not invest in individual equities. If the Funds were to invest in individual equities, this Proxy Voting Policy will be amended to appropriately address the Fund’s proxy policy as relevant to individual equities to the extent different than these policies. The fund primarily invests in private funds which do not involve many proxy items requiring the Adviser to vote.

If the mutual fund invests in other mutual funds (i.e., a fund of funds), Meketa seeks to benefit from the safe harbor of Section 12(d)(1)(F) under the 1940 Act. Section

12(d)(1)(F) requires that shares of underlying investment companies be voted “in the same proportion as the vote of all other holders of such security” (“echo” or “mirror” voting). Accordingly, when voting proxies for the mutual fund, Meketa will vote in the same proportion as all other voting shareholders of the underlying funds.

Meketa will use its internal policies and procedures when collecting information for the Fund to complete and file Form N–PX which is used by the Fund to file reports with the SEC containing the Fund’s proxy voting record for the most recent 12-month period ending June 30. This form contains the relevant information to identify the securities issuer, ticker, cusip or other identifying information, dates to include shareholder meeting date and reporting period, the subject matter of the vote, the proposal type, and whether the Firm voted on the matter, a summary of the vote cast (i.e., noting mirror voting). Where a proxy proposal raises a material conflict between the interests of Meketa, any affiliated person(s) of Meketa, the Distributor or any affiliated person of the Distributor, or any affiliated person of the Fund and the Fund’s shareholder’s interests, Meketa will resolve the conflict by voting in accordance with the policy guidelines or at the Fund’s directive using the recommendation of an independent third party. If the third party’s recommendations are not received in a timely fashion, Meketa will abstain from voting.

The CCO or designee is responsible for maintaining accurate records of all proxies voted to include any analysis or supporting document used in completing the Form N-PX. The proxy voting records are maintained in accordance with the Firm’s Books and Records requirements.